Consent of Independent Registered

Public Accounting Firm

We consent to the reference to our firm under the caption “Independent registered public accounting firm” and to the use of our reports dated March 31, 2021, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company (U.S.A.) and the GAAP-basis financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account H, included in the Statement of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement (Form N-4 No. 333-71074) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account H.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 20, 2021